As filed with the Securities and Exchange Commission on January 3, 2020

Registration No. 333-225335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SPIRIT MTA REIT

(Exact name of registrant as specified in its charter)

Maryland	82-6712510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2727 North Harwood Street

Suite 300

Dallas, Texas 75201

(972) 476-1409

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Spirit MTA REIT and Spirit MTA REIT, L.P. 2018 Incentive Award Plan

(Full title of the plan)

Ricardo Rodriguez

Spirit MTA REIT

2727 North Harwood Street

Suite 300

Dallas, Texas 75201

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

Spirit MTA REIT (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 to deregister certain unsold securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 31, 2018 (File No. 333-225335) (the “Registration Statement”) with respect to 3,645,000 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) and an indeterminate amount of interests to be offered or sold pursuant to the Spirit MTA REIT and Spirit MTA REIT, L.P. 2018 Incentive Award Plan (the “Plan”).

The Registrant no longer plans to offer its Common Shares pursuant to the Plan. Accordingly, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities described in the Registration Statement that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to deregister all securities that were previously registered and that remain unissued.

Effective upon filing hereof, the Registrant hereby removes from registration all securities registered under the Registration Statement that remained unissued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, Texas, on January 3rd, 2020.

SPIRIT MTA REIT

By:	/s/ Ricardo Rodriguez
Name:	Ricardo Rodriguez
Title:	Chief Executive Officer, President, Chief Financial Officer and Treasurer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement.